EXHIBIT 99.1

CLEANTECH TRANSIT, INC.
CONSULTANTS AND EMPLOYEES STOCK PLAN FOR 2012

1.  Introduction.  This Plan shall be known as the “CLEANTECH TRANSIT, INC.  Consultants and Employees Stock Plan for the Year 2012" and is hereinafter referred to as the “Plan.”  The purposes of this Plan are to enable Cleantech Transit, Inc., a Nevada corporation (the “Company”), to  promote  the interests of the Company and its stockholders by attracting and retaining consultants and employees capable of furthering the future success of the Company and by aligning their economic interests more closely with those of the Company’s stockholders, by paying their salary, retainer or fees in the form of shares of the Company’s common stock, par value $0.001 per share (the “Common  Stock”).

2.  Definitions.  The following terms shall have the meanings set forth below:

“Board” means the Board of Directors of the Company.

“Change of Control” has the meaning set forth in Paragraph 12(d) hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.  References to any provision of the Code or rule or regulation thereunder shall be deemed to include any amended or successor provision, rule or regulation.

“Committee” means the committee that administers this Plan, as more fully defined in Paragraph 13 hereof.

“Common Stock” has the meaning set forth in Paragraph 1 hereof.

“Company” has the meaning set forth in Paragraph 1 hereof.

“Deferral Election” has the meaning set forth in Paragraph 6 hereof.

“Deferred Stock Account” means a bookkeeping account maintained by the Company for a Participant representing the Participant’s interest in the shares credited to such Deferred Stock Account pursuant to Paragraph 7 hereof.

“Delivery Date” has the meaning set forth in Paragraph 6 hereof.

“Director” means an individual who is a member of the Board of Directors of the Company.

“Dividend Equivalent” for a given dividend or other distribution means a number of shares of the Common Stock having a Fair Market Value, as of the record date for such dividend or distribution, equal to the amount of cash, plus the Fair Market Value on the date of distribution of any property, that is distributed with respect to one share of the Common Stock pursuant to such dividend or distribution; such Fair Market Value to be determined by the Committee in good faith.

“Effective Date” has the meaning set forth in Paragraph 3 hereof.

“Exchange Act” has the meaning set forth in Paragraph 13(b) hereof.

“Fair Market Value” means the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on the Nasdaq Stock Market, or, if not so listed  on  any  other  national securities exchange or the Nasdaq Stock Market, then the average of the bid price of the Common Stock during the last five trading days on the OTC Bulletin Board immediately preceding the last trading day prior to the date with respect to which the Fair Market Value is to be determined.  If the Common Stock is not then publicly traded, then the Fair Market Value of the Common Stock shall be the book value of the Company per share as determined on the last day of March, June, September, or December in any year closest to the date when the determination is to be made.  For the purpose of determining book value hereunder, book value shall be determined by adding as of the applicable date called for herein the capital, surplus, and undivided profits of the Company, and after having deducted any reserves theretofore established; the sum of these items shall be divided by the number of shares of the Common Stock outstanding as of said date, and the quotient thus obtained shall represent the book value of each share of the Common Stock of the Company.

“Participant” has the meaning set forth in Paragraph 4 hereof.

“Payment Time” means the time when a Stock Retainer is payable to a Participant pursuant to Paragraph 5 hereof (without regard to the effect of any Deferral Election).

“Stock Retainer” has the meaning set forth in Paragraph 5 hereof.

“Third Anniversary” has the meaning set forth in Paragraph 6 hereof.

3.  Effective Date of the Plan.  This Plan was adopted by the Board effective December 7, 2012 (the “Effective Date”).

4.  Eligibility.  Each individual who is a consultant or employee on the Effective Date and each individual who becomes a consultant or employee thereafter during the term of this Plan, shall be a participant (the “Participant”) in this Plan, in each case during such period as such individual remains a consultant or employee.  Each credit of shares of the Common Stock pursuant to this Plan shall be evidenced by a written agreement duly executed and delivered by or on behalf of the Company and a Participant, if such an agreement is required by the Company to assure compliance with all applicable laws and regulations.

5.  Grants of Shares.  Commencing on the Effective Date, the amount of compensation  for service to consultants and employees shall be payable in shares of the Common Stock (the “Stock Retainer”) pursuant to this Plan at the deemed issuance price of the market price of the stock on the date of issuance.

6.  Deferral Option.  From and after the Effective Date, a Participant may make an election (a “Deferral Election”) on an annual basis to defer delivery of the Stock Retainer specifying which one of the following ways the Stock Retainer is to be delivered (a) on the date which is three years after the Effective Date for which it was originally payable (the “Third Anniversary”), (b) on the date upon which the Participant ceases to be a Director or Consultant for  any  reason (the “Departure Date”) or (c) in five equal annual installments commencing on the Departure Date (the “Third Anniversary” and “Departure Date” each being referred to herein as a “Delivery Date”).  Such Deferral Election shall remain in effect for each Subsequent Year unless changed, provided that, any Deferral Election with respect to a particular Year may not be changed less than six months prior to the beginning of such Year, and provided, further, that no more than one Deferral Election or change thereof may be made in any Year.

Any Deferral Election and any change or revocation thereof shall be made by delivering written notice thereof to the Committee no later than six months prior to the beginning of the Year in which it is to be effected; provided that, with respect to the Year beginning on the Effective Date, any Deferral Election or revocation thereof must be delivered no later than the close of business on the 30th day after the Effective Date.

7.  Deferred Stock Accounts.  The Company shall maintain a Deferred Stock Account for each Participant who makes a Deferral Election to which shall be credited, as of the applicable Payment Time, the number of shares of the Common Stock payable pursuant to the Stock Retainer to which the Deferral Election relates.  So long as any amounts in such Deferred Stock Account have not been delivered to the Participant under Paragraph 8 hereof, each Deferred Stock Account shall be credited as of the payment date for any dividend paid or other distribution made with respect  to  the Common Stock, with a number of shares of the Common Stock equal to (a) the number of shares of the Common Stock shown  in  such Deferred Stock Account on the record date for such dividend or distribution  multiplied by (b) the Dividend Equivalent for such dividend or distribution.

8.  Delivery of Shares.

(a) The shares of the Common Stock in a Participant’s Deferred Stock Account with respect to any Stock Retainer for which a Deferral Election has been  made (together with dividends attributable to such shares credited to such Deferred Stock Account) shall be delivered in accordance with this Paragraph 8 as  soon as practicable after the applicable Delivery Date.  Except with respect to a Deferral Election pursuant to Paragraph 6(c) hereof, or other agreement between the parties, such shares shall be delivered at one time; provided that, if the number of shares so delivered includes a fractional share, such number shall be rounded to the nearest whole number of shares. If the Participant has in effect a Deferral Election pursuant to Paragraph 6(c) hereof, then such shares shall be delivered in five equal annual installments (together with dividends attributable to such shares credited to such Deferred Stock Account), with the first such installment being delivered on the first anniversary of the Delivery Date; provided that, if in order to equalize such installments, fractional shares would have to be delivered, such installments shall be adjusted by rounding to the nearest whole share.  If any such shares are to be delivered after the Participant has died or become legally incompetent, they shall be delivered to the Participant’s estate or legal guardian, as the case may be, in accordance with the foregoing; provided that, if the Participant dies with a Deferral Election pursuant to Paragraph 6(c) hereof in effect, the Committee shall deliver all remaining undelivered shares to the Participant’s estate immediately.  References to a Participant in this Plan shall be deemed to refer to the Participant’s estate or legal guardian, where appropriate.

(b)  The  Company may, but shall not be required to, create a grantor trust  or  utilize an existing grantor trust (in either case, “Trust”) to assist it in  accumulating the shares of the Common Stock needed to fulfill its obligations under this Paragraph  8.  However, Participants shall have no beneficial or other interest in the Trust and the assets thereof, and their rights under this Plan shall be as general creditors of the Company, unaffected by the existence or nonexistence of the Trust, except that deliveries of Stock Retainers to Participants from the Trust shall, to the extent thereof, be treated as satisfying the Company’s obligations under this Paragraph 8.

9.  Share Certificates; Voting and Other Rights.  The certificates for shares delivered to a Participant pursuant to Paragraph 8 above shall be issued in the name of the Participant, and from and after the date of such issuance the Participant shall be entitled to all rights of a stockholder with respect to the Common Stock for all such shares issued in his name, including the right to vote the shares, and the Participant shall receive all dividends and other distributions paid or made with respect thereto.

10.  General Restrictions.

(a)  Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of the Common Stock under this Plan prior to fulfillment of all of the following conditions:

(i)  Listing or approval for listing upon official notice of issuance of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may, at the time, be a market for the Common Stock;

(ii)  Any  registration  or other qualification of such shares under any  state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, upon the advice  of  counsel, deem necessary or advisable;  and

(iii)  Obtaining any other consent, approval, or permit from any state or  federal governmental agency which the Committee shall, after receiving the  advice of counsel, determine to be necessary or advisable.

(b)  Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for the Participants.

11.  Shares Available.  Subject to Paragraph 12 below, the maximum number of shares of the Common Stock which may in the aggregate be paid as Stock Retainers pursuant to this Plan is 20,000,000.  Shares of the Common Stock issuable under this Plan may be taken from treasury shares of the Company or purchased on the open market.

12.  Adjustments; Change of Control.

(a)  In the event that there is, at any time after the Board adopts this  Plan, any change in corporate capitalization, such as a stock split, combination  of shares, exchange of shares, warrants or rights offering to purchase the  Common Stock at a price below its Fair Market Value, reclassification, or  recapitalization, or a corporate transaction, such as any merger, consolidation,  separation, including a spin-off, stock dividend, or other extraordinary  distribution of stock or property of the Company, any reorganization (whether  or not such reorganization comes within the definition of  such term in Section 368 of the Code) or any partial or complete liquidation of the Company (each of the foregoing a “Transaction”), in each case other than any such Transaction which constitutes a Change of Control (as defined below), (i) the Deferred  Stock Accounts shall be credited with the amount and kind of shares or other  property  which would have been received by a holder of the number of shares of the Common Stock held in such Deferred Stock Account had such shares of the Common Stock been outstanding as of the effectiveness of any such  Transaction, (ii) the number and kind of shares or other property subject to this Plan shall likewise  be appropriately adjusted to reflect the effectiveness of any  such  Transaction,  and (iii) the Committee shall appropriately adjust any other relevant provisions of this Plan and any such modification by the Committee shall be binding and conclusive on all persons.

(b)  If the shares of the Common Stock credited to the Deferred Stock Accounts are converted pursuant to Paragraph 12(a) into another form of property, references in this Plan to the Common Stock shall be deemed, where appropriate, to refer to such other form of property, with such other modifications as may be required for this Plan to operate in accordance with its purposes.  Without limiting the generality of the foregoing, references to delivery of certificates for shares of the Common Stock shall be deemed to refer to delivery of cash and the incidents of ownership of any other property held in the Deferred Stock Accounts.

(c)  In  lieu of the adjustment contemplated by Paragraph 12(a), in the  event of a Change of Control, the following shall occur on the date of the Change  of Control (i) the shares of the Common Stock held in each Participant’s Deferred  Stock  Account  shall be deemed to be issued and outstanding as of the Change  of Control; (ii) the Company shall forthwith deliver to each Participant who  has  a  Deferred Stock Account all of the shares of the Common Stock or any other property held in such Participant’s Deferred Stock Account; and (iii) this Plan  shall be terminated.

(d) For purposes of this Plan, Change of Control shall mean any of the following events:

(i)  The  acquisition  by  any  individual,  entity  or  group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended  (the “Exchange  Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (1) the then outstanding shares of the Common Stock of the  Company (the “Outstanding Company Common Stock”, or (2) the combined  voting power of then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control (A) any acquisition directly from the Company (excluding an  acquisition  by  virtue of the exercise of a conversion privilege  unless the security being so converted was itself acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any  corporation  pursuant  to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in  clauses (A), (B) and (C) of paragraph (iii) of this Paragraph 12(d) are satisfied;  or

(ii)  Individuals who, as of the date hereof, constitute the Board of the  Company (as of the date hereof, “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a  majority of the directors then comprising the Incumbent Board shall  be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result  of either an actual or threatened election contest (as  such  terms  are  used  in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies  or consents by or on behalf of a Person other than the Board; or

(iii) Approval by the stockholders of the Company of a reorganization, merger, binding share exchange or consolidation, unless, following such reorganization, merger, binding share exchange or consolidation (1) more than 60 percent of, respectively, then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation and the combined voting power of then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, binding share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, binding share exchange or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, binding share exchange or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger, binding share exchange or consolidation, directly or indirectly, 20 percent or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20 percent or more of, respectively, then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation or the combined voting power of then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, binding share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, binding share exchange or consolidation; or

(iv)   Approval by the stockholders of the Company of (1) a complete  liquidation  or  dissolution  of the Company, or (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which  following such sale or other disposition, (A)more than 60 percent of, respectively, then outstanding shares of common stock of such  corporation and the combined voting power of then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially  the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation  and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20 percent or more of  the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20 percent or  more of, respectively, then outstanding shares of common stock of such  corporation  and the combined  voting  power of then outstanding voting securities of such  corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of  such  corporation  were  members  of  the Incumbent Board at the time of the execution  of  the  initial  agreement or action of the Board providing for such sale or other disposition of assets of the Company.

13.  Administration; Amendment and Termination.

(a) This Plan shall be administered by a committee consisting of two members who shall be the current directors of the Company or senior executive officers or other directors who are not Participants as may be designated by the Chief Executive Officer (the “Committee”), which shall have full authority to construe and interpret this Plan, to establish, amend and rescind rules and regulations relating to this Plan, and to take all such actions and make all such determinations in connection with this Plan as it may deem necessary or desirable.

(b) The Board may from time to time make such amendments to this Plan, including to preserve or come within any exemption from liability under Section 16(b) of the Exchange Act, as it may deem proper and in the best interest of the Company without further approval of the Company’s stockholders, provided that, to the extent required under Nevada law or to qualify transactions under this Plan for exemption under Rule 16b-3 promulgated under the Exchange Act, no amendment to this Plan shall be adopted without further approval of the Company’s stockholders and, provided, further, that if and to the extent required for this Plan to comply with Rule 16b-3 promulgated under the Exchange Act, no amendment to this Plan shall be made more than once in any six month period that would change the amount, price or timing of the grants of the Common Stock hereunder other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder. The Board may terminate this Plan at any time by a vote of a majority of the members thereof.

14.  Miscellaneous.

(a)  Nothing in this Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s stockholders or to limit the rights of the stockholders to remove any Director.

(b) The Company shall have the right to require, prior to the issuance or delivery of any shares of the Common Stock pursuant to this Plan, that a Participant make arrangements satisfactory to the Committee for the withholding of any taxes required by law to be withheld with respect to the issuance or delivery of such shares, including, without limitation, by the withholding of shares that would otherwise be so issued or delivered, by withholding from any other payment due to the Participant, or by a cash payment to the Company by the Participant.

14.1   Governing Law.  The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Nevada.

14.2   Information to Shareholders.  The Company shall furnish to each of its stockholders financial statements of the Company at least annually.

IN WITNESS WHEREOF, this Plan has been executed effective as of December 7, 2012.

CLEANTECH TRANSIT, INC.

By:	/s/ Kenneth Bosket
Kenneth Bosket, CEO